Exhibit 10.1

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PURCHASE AGREEMENT

This Agreement is made effective as of the 1st day of January 2008 (the “Effective Date”), by and between Caterpillar Inc., a Delaware corporation with principal offices in Peoria, Illinois (“Buyer”) and Active Power, Inc., a Delaware corporation with principal offices in Austin, Texas (“Seller”). This Agreement hereby supersedes and replaces that certain Phase II & Phase III Purchase Agreement entered into by and between Buyer and Seller having an effective date as of January, 1 2000, and any subsequent Amendments. Buyer and Seller hereby agree as follows:

1.	Products Covered by Agreement. This Agreement concerns the purchase and sale of the parts or products listed in Exhibit A (“Products”). Each Product will be manufactured by Seller to the specifications that are set forth in the relevant Caterpillar drawings for that Product (for each Product, the “Specifications”). Buyer and Seller may agree in writing to modify the list of Products in Exhibit A or any of the Specifications for any Product from time to time, and the modified Specifications will apply to all of that Product that is ordered by Buyer after the modification; the modification will only apply to previously ordered but unshipped Product if mutually agreed by the parties in writing. As set forth on Exhibit A, some Products are designated as “Production Products,” and others are designated as “Spare Part Products.”

2.	Purchase and Sale of Product.

a.	Buyer’s Requirements. Subject to Section 10, Seller will supply and Buyer will purchase one hundred percent (100%) of its Electic Power Division’s requirements for each Product. Seller will provide Buyer an approved PPAP (Production Part Approval Process) for every Product and every change to Product prior to shipment of Product. Seller understands that Buyer makes no guarantee as to the quantity of Product it will require.

b.	Forecasts and Firm Orders.

i.	Buyer’s forecasted requirements will be made available to Seller on a quarterly basis. Any forecasts or estimates of such requirements provided to Seller by Buyer shall be non-binding, and Seller acknowledges that it shall not be entitled to and shall not rely on such forecasts or estimates as binding commitments unless they are expressly stated as such by Buyer in writing.

ii.	Buyer will place orders with Seller by sending the order consist file (each, a “Firm Order”) specifying the Product, quantity, requested and/or restricted shipping dates, and delivery location.

c.	Seller’s Acceptance or Rejection of Firm Orders.

i.	Each Firm Order shall be subject to acceptance by Seller. Seller’s acceptance shall be indicated in writing and confirm the ship date. If Seller has not rejected such Firm Order within five (5) days from the date Buyer places Firm Order, such Firm Order shall be deemed accepted by Seller. Once a Firm Order has been accepted by Seller, it cannot be modified or canceled except by the parties’ mutual written consent, or as set forth in Section 2(f) below.

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d.	Lead Times.

i.	Seller has designated “Standard Lead Times” for each Product on Exhibit A. The term “Standard Lead Time” means the minimum period of time between when Seller receives a Firm Order from Buyer for a particular Product, and when Seller makes that Product available for shipment at Seller’s dock.

ii.	If Buyer requests a ship date sooner than the Standard Lead Time after the Firm Order is placed (each, an “Expedited Ship Date”), and if Seller can provide that Product on required ship date without incurring additional costs, Seller will do so at Buyer’s request for no fee; otherwise, Seller will quote Buyer the additional charges to meet such ship date that will be required, and the ship date that Seller can offer for that Product, and Buyer can accept or reject those charges. If Buyer rejects those charges, then the ship date will be deemed to be the Standard Lead Time for that Product after the date that Firm Order was received by Seller.

iii.	If a Firm Order does not specify a ship date, then the ship date will be deemed to be the Standard Lead Time for that Product after the date that Firm Order was received by Seller.

iv.	Seller can modify the Standard Lead Times on Exhibit A from time to time on sixty (60) days written notice to Buyer, subject to Buyer’s consent which shall not be unreasonably withheld.

v.	Seller agrees that the Standard Lead Times on Exhibit A for each Product will not be longer than the shortest average lead times provided by Seller for that Product to any other customer of Seller that purchases the same Product at similar volume levels.

e.	Shipping.

i.	Each Firm Order shall specify Buyer’s dealers’ freight carrier and Buyer’s dealers’ account number with that carrier, or Buyer will provide a Bill of Lading to Seller within seventy-two (72) hours of the scheduled ship date, so that all freight charges can be paid directly by Buyer’s dealers to the carrier. Seller will provide Buyer a signed Buyer Bill of Lading for Product within seventy-two (72) hours of shipment of Product. Otherwise Seller will specify its own freight carrier and invoice delivery charges to Buyer. In that event, unless otherwise directed by Buyer in writing, Seller shall obtain insurance at Buyer’s expense from the carrier for losses incurred during shipment.

ii.	All Products shall be shipped F.C.A. Seller’s facility (Incoterms 2000). Title to each Product shall pass to Buyer upon Seller’s tender of the Product to the freight carrier at Seller’s loading dock.

iii.	If a Firm Order does not specify an Expedited Ship Date, and if the quantity of that Product to be shipped in that month as indicated by Buyer’s forecast does not exceed one-hundred fifty percent (150%) of the expected quarterly quantity, for that Product and month, and if Seller tenders the Product to the freight carrier later than the specified ship date, then as Buyer’s exclusive remedy, Seller will be responsible for any special freight charges that are reasonably incurred to try to hasten the delivery date for that Product in light of Seller’s late tender to the freight carrier.

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f.	Change Orders.

i.	Buyer can cancel or modify a Firm Order without liability to Seller by notifying Seller in writing before Seller has accepted that Firm Order. Seller or Buyer may not cancel or modify a Firm Order after acceptance without the other party’s written consent.

ii.	After Seller has accepted a Firm Order, if Buyer notifies Seller in writing that Buyer wishes to cancel, modify the configuration of, increase or reduce the quantity of, or delay the ship date for one or more Products ordered in a Firm Order (each, a “Change Order”), then in each case, Seller shall respond to the Change Order within forty-eight (48) hours. If Seller can accept the Change Order without incurring additional costs, Seller will do so for no fee; otherwise, Seller will requote the new price and availability of Product to Buyer, and Buyer can accept or reject the Change Order. If Seller does not respond to the Change Order within forty-eight (48) hours then it will be assumed that Seller can provide the Change Order without additional costs. If Buyer rejects the Change Order, the original terms of the accepted Firm Order will apply.

iii.	No change orders will be accepted within two (2) weeks of the expected ship date, unless mutually agreed by both Seller and Buyer.

g.	Software. Seller agrees to allow Buyer the right to provide Seller’s monitoring and service software known as UPS View, to Buyer’s dealers through a password protected website with no restriction on licensing and at no additional cost. Seller acknowledges Buyer will take no additional action to monitor usage or distribution of UPS View which is downloaded from the password protected website.

3.	Price Containment. Both Seller and Buyer are committed to controlling and reducing costs, and both recognize that effective cost control as set forth in this Section 3 is of the essence to this Agreement. While this Agreement is in effect, Seller will maintain a cost control and reduction program with respect to Product, and will review costs on a regular basis for progress toward the objective of maintaining or reducing Seller’s prices to Buyer. Interaction between Buyer’s and Seller’s engineering and purchasing personnel regarding costs will be encouraged. All cost savings generated by Buyer and Seller working together will be shared on a 50/50 basis by reducing the Prices set forth on Exhibit A, taking into consideration expenses of both Buyer and Seller to implement the cost reduction. All cost savings generated solely by Seller which still allow Seller to strictly comply with all drawings and Specifications, and does not change form, fit or function of Product, will not change Prices. If Seller requests a Price increase, the Price Increase Process set forth in Exhibit B will be followed.

4.

Product Prices. Prices will be as shown in Exhibit A. Exhibit A may be modified from time to time by the signed written agreement of both parties, or as provided in Section 3 above. The prices shown on Exhibit A do not include installation charges, freight and handling charges, applicable taxes, and Buyer shall be responsible for all such charges and

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taxes. (Unless Buyer furnishes a proper exemption certificate, Buyer shall be charged for all sales taxes, however designated, levied or based on the sales of Products specifically excluding any income taxes related to the sale of Products.)

5.	Payment Terms. Seller shall invoice Buyer for each Product after that Product ships from Seller’s facility. [ * ].

6.	Term. The initial term of this Agreement shall be three (3) years, commencing on the Effective Date. This Agreement shall automatically be extended for additional terms of one (1) year each unless either party gives written notice to terminate at least three (3) months prior to the end of the initial term or any additional term or unless otherwise terminated pursuant to the provisions hereof.

7.	Warranty.

a.	Warranty as to Products. Seller warrants that each Product shall be free from defects and in full conformity with the Specifications for the warranty term. The term of Seller’s warranty to Buyer is twelve (12) months from the date Product is placed in service with the end-user (provided that in no event shall this period exceed thirty-six (36) months after the date Seller shipped that Product). The thirty-six (36) month warranty period set forth above, will not apply for a particular Product if Seller establishes and provides reasonable evidence to Buyer that Buyer or Buyer’s dealer has not complied with the Storage Guidelines in Caterpillar document TIBU4855, which is attached hereto as Exhibit D, with respect to that Product, and such failure to comply was the primary cause for the Product failure.

b.	Modification of Storage Guidelines. The Storage Guidelines can be modified upon mutual agreement with Buyer and Seller, not to be unreasonably withheld.

c.	Remedy With Respect to Parts. Buyer stocks some Spare Part Products through its Morton, Illinois distribution facility (“Stocked Spare Parts”). When a Stocked Spare Part is required to repair a defective or non-conforming Product during the applicable warranty period (each, a “Required Replacement Part”), Buyer will use that Stocked Spare Part as the Required Replacement Part, and will submit a reimbursement claim to Seller. When a warranty repair to a defective or non-conforming Product requires a Required Replacement Part that is not a Stocked Spare Part, Buyer will order that Required Replacement Part from Seller in accordance with this Agreement, and then will submit a reimbursement claim to Seller. Subject to Section 7(c) and Section 7(f), Seller will reimburse Buyer the Price of that Required Replacement Part that was (i) necessary to complete the repair of the Product that was under warranty and (ii) purchased by Buyer from Seller and paid for by Buyer in accordance with this Agreement.

i.	If a part on the Warranty Recall Parts List attached hereto as Exhibit E is reasonably believed by Buyer to be defective or non-conforming to Specification, and is replaced with a Required Replacement Part, Buyer must return that defective or non-conforming part to Seller (or require its dealers to return it to Seller), along with the

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.

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warranty claim, within one-hundred eighty (180) days of the repair date. Seller shall reimburse all shipping costs for the return of the defective or non-conforming part, provided the requirements as set forth in Exhibit F are followed. The Warranty Recall Parts List may only be modified by mutual agreement of both Buyer and Seller, such agreement not to be unreasonably withheld.

ii.	Buyer shall be responsible for informing its dealers of the Warranty Recall Parts List, and requiring its dealers to return failed parts on this Warranty Recall Parts List to Seller with the claim history documentation.

iii.	If a warranty reimbursement claim is paid by Seller and the Required Replacement Part was a Stocked Spare Part, then, in addition to reimbursing Buyer the Price of the Required Replacement Part, Seller will pay Buyer an additional [ * ] of the Price of the Required Replacement Part to account for Buyer’s cost of logistics. This additional amount will not be paid if the Required Replacement Part is not a Stocked Spare Part.

d.	Remedy With Respect to Labor. When a repair to a defective or non-conforming Product that is under warranty requires labor, then, in addition to any parts reimbursement pursuant to Section 7(c) above, and subject to the limitations set forth in this Section 7(d) and in Section 7(f) Seller will reimburse Buyer for the labor charges that are actually incurred by Buyer and that are reasonably necessary to complete the repair of the Product. Seller’s obligation is limited to the labor rates (in dollars per hour) not to exceed [ * ] per hour, and the labor hours set forth on Seller’s “Time Required Guide” or “TRG” Schedule that is attached hereto as Exhibit G. If a warranty labor reimbursement claim is submitted by Buyer to Seller and it exceeds the labor hours in Seller’s TRG Schedule, then Seller shall adjust the claim and reimburse only the adjusted amount. Seller’s TRG Schedule can only be modified if mutually agreed to by both Seller and Buyer and will be reviewed annually, such agreement not to be unreasonably withheld.

e.	Remedy With Respect to Travel Charges. If Buyer or Buyer’s dealer performs warranty labor that is reimbursable by Seller under Section 7(d) above at the site of an end user of the Product, then Seller shall also reimburse Buyer for the documented, customary and reasonable travel expenses incurred by Buyer, for travel by automobile of up to four (4) hours of driving time (round trip), so long as (i) the warranty labor is performed by Buyer’s dealers and the technician performing the warranty service is currently trained by the Buyer, as described below in Section 8, with respect to that particular Product, and (ii) the travel expenses are not required to be paid by the end-user customer under Exhibit C or another agreement with that end-user customer.

f.	Conditions on Warranty. Seller may reject all or a portion of any warranty claim, including a claim under Section 7(c), all associated warranty labor claims under Section 7(d), and all associated travel charge claims under Section 7(e), if the defective or non-conforming part is found on the Warranty Recall Part List and is not returned to Seller for that particular warranty reimbursement claim within the one-hundred eighty (180) day

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.

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period required by Section 7(c), or if the part is returned but is found not to be defective or non-conforming, or if warranty labor has been provided on that Product by a technician who was not at that time certified by Seller with regard to that particular Product as provided below in Section 8.

g.	Monthly Statement. A monthly statement of Buyer warranty claims, including notice of specific Product failures, and summary information on the causes of such failure, comments from the service technician, serial number, model number and installation date will be sent by Buyer to Seller. This statement, currently called the “Field Incident Report,” shall be used by Seller in its process of determining the validity of the warranty claims submitted in that month. Seller shall respond to each warranty claim listed in the Field Incident Report with amount of warranty to be recovered by Buyer from Seller with justification as to the amount. This response shall occur within fourteen (14) days from Seller’s receipt of Field Incident Report and/or receipt of the returned part if applicable, whichever comes last.

h.	Special Buyer Programs. Seller’s participation in Buyer’s “Product Improvement Programs” (PIP), “Product Support Programs” (PSP), “Extended Warranty” terms, and other policy actions are to be negotiated on a case-by-case basis by both parties, documented in writing and signed by both parties. Participation in these programs will be based on an amount mutually agreed to by Seller and Buyer.

i.	Disclaimer. EXCEPT FOR THE EXPRESS WARRANTY MADE IN THIS SECTION 7, SELLER DISCLAIMS ALL OTHER WARRANTIES ON ANY GOODS OR SERVICES PROVIDED BY SELLER, WHETHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY, OF NON-INFRINGEMENT, OR OF FITNESS FOR A PARTICULAR PURPOSE. THE SOLE REMEDY FOR ANY BREACH OF SELLER’S EXPRESS LIMITED WARRANTY SHALL BE THE REMEDIES THAT ARE EXPRESSLY SET FORTH IN THIS SECTION 7.

8.	Product Training.

a.	In order for Seller’s warranty to be valid with respect to a particular Product, all work performed on that Product by Buyer or Buyer’s dealers’ personnel must be performed by personnel who have completed training on that Product as offered by Buyer. If Buyer permits any service personnel to work on a Product without having proper training from Buyer, then Seller’s warranty with regard to that Product will be invalidated and Seller will not reimburse any labor or travel charges.

b.

Buyer’s dealers’ service personnel must successfully complete Buyer’s training course. Seller will provide certified training for Buyer’s trainers of Product at a mutually agreed upon price and time. Training courses are specific to particular Products. If any new Product is added to this Agreement, or if the Specification of a Product is modified to an extent that Seller reasonably believes re-training is necessary, then previously certified training personnel will be given an updated course with regard to those new or modified Products to be certified on those new or modified Products, and subsequently, Buyer’s dealers will be trained on these updates by Buyer’s trainers. In addition, certified trainers

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will be given an update course at least once every three (3) years to remain certified, even if no new or modified Product has been released. Buyer will keep records of all persons trained on Product and will make those records available to Seller at Seller’s reasonable request in connection with warranty claims, such request not to be unreasonably withheld.

c.	Seller may provide sales and marketing support to Buyer’s key dealers, only if requested by Buyer, and as agreed to by Seller.

9.	Indemnification.

a.	Seller agrees to indemnify, defend, and hold Buyer, its subsidiaries, affiliates, directors, officers, employees and agents harmless from and against all claims, demands, liabilities, loss, damage, cost, and expense, of whatsoever nature, including attorneys’ fees, arising from or in any way connected with the injury or death of any person or loss or damage to property as a consequence of, or attributable to, any defect of design, material, or workmanship of Product or failure of Product to conform with Seller’s and Buyer’s Specifications, drawings, and data.

b.	Buyer agrees to indemnify, defend, and hold Seller harmless against and from all claims, demands, liabilities, loss, damage, cost, and expense, of whatsoever nature paid to a third party or incurred in the defense of a claim arising on account of Buyer’s (i) misrepresentation of the Product or providing unauthorized representations or warranties to its customers, (ii) modifications to the Product, or (iii) negligence or other fault of products or services of Buyer.

10.	Termination.

a.	Notice. Either party may give the other party notice of default of this Agreement if (i) the other party materially breaches this Agreement; (ii) the other party anticipatorily repudiates any material provision of this Agreement and fails to provide adequate assurance of future performance; or (3) the other party becomes insolvent, files a petition for relief under any bankruptcy, insolvency or similar law, or makes an assignment for the benefit of its creditors.

b.	Notices of Default and Cure Period. Any notice of default shall be in writing in accordance with Section 11, reference this Section 10, and specify the default that is the basis for the notice. The defaulting party shall have sixty (60) days in which to cure the default, and the Agreement shall not terminate if the defaulting party cures the default within the cure period. (However, if the default cannot be cured within the cure period, no cure period will be available.) During any cure period, the parties shall continue to perform this Agreement except that Seller may stop delivering goods and services under this Agreement during the cure period if the default is the Buyer’s failure to pay amounts that are due.

c.	In addition to the rights provided in Section 10a, Buyer may terminate this Agreement at any time, either totally or partially, in the event:

i.	Quality - Products consistently and materially fail to meet the Specifications as they exist today and are communicated to Seller from time to time, or Seller fails to maintain its status as a Caterpillar certified supplier (including maintaining a current quality plan).

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ii.	Delivery - Seller is substantially and consistently failing to meet Buyer’s Firm Orders with respect to mutually agreed shipment dates. Buyer should not have to expedite normal deliveries. It is the obligation of the Seller to maintain an up to schedule condition after a reasonable time period. That time period will be agreed upon by Seller and Buyer for each part number listed in Exhibit A.

iii.	Competitiveness - Seller fails to be responsive to the market place or fails to remain competitive on a worldwide basis with other manufacturers of comparable parts or products in terms of price.

iv.	Default Generally - Default by Seller in any obligation owed by Seller to Buyer.

Buyer’s decision on termination shall be final. Buyer will be reasonable in making the final decision.

11.	Notices. When written notice is required by this Agreement, it shall be sent by certified mail, by courier that provides confirmation of delivery, by email with an email message being sent in return by the recipient confirming delivery, or by such other written or electronic method as will permit the sender and recipient to verify delivery, to the addresses set forth below:

For Caterpillar:

560 Rehoboth Road
Griffin, Georgia 30252
Attn: Eric Musick, Global Purchasing Category Manager
Fax: (770) 233-5868
Email: musicem@cat.com

With copies to:

Caterpillar Inc.
100 N.E. Adams Street
Peoria, Illinois 61629-7310
Attn: General Counsel
Fax: (309) 675-6620

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To Seller:

Active Power, Inc.

2128 West Braker Lane, BK12

Austin, Texas 78758

Attn: John Penver, CFO

Fax: (512) 836-4511

Email: jpenver@activepower.com

Written notice may also be sent by facsimile to the numbers listed above, but such notice shall not be effective unless the sender receives a return facsimile acknowledging receipt of the notice. Notice shall be deemed received when actually delivered to the recipient (as demonstrated by postal records, in the case of notice sent by mail. Facsimile and emailed notice shall be deemed received upon receipt by the recipient, as reflected in the reply message received by the sender as described. Notice of delivery by courier shall be deemed received on the date of confirmation of delivery. The addresses and transmittal numbers set forth above can be changed only by written notice that complies with the requirements of this Section.

12.	Use of Other Supply Sources. Nothing in this Agreement shall prevent Buyer from seeking other sources for alternatives to Product if Seller’s production capacity is insufficient to meet Buyer’s needs.

13.	Change in Ownership and Control. During this Agreement, if there is a change in the ownership and control of either party, the other party shall have the option of terminating this Agreement immediately by giving written notice thereof within sixty (60) days of being notified of the occurrence of such change of control; provided that if a party provides advance notice of a bona fide proposed change of control (including the identity of the principal owners after such change of control occurs) the other party will within sixty (60) days provide written notification to the first party as to whether it will exercise such termination right if the change of control occurs. For purposes of this Section 13, a change in the ownership and control of either Buyer or Seller or a parent company of either party, if appropriate shall be deemed to have occurred if and only if and when any one or more persons (excluding existing owners) acting individually or jointly is or becomes a beneficial owner, directly or indirectly, of securities representing more than thirty-three percent (33%) of the combined voting power of the then outstanding securities of Seller or Buyer or the parent company of either party.

14.

Force Majeure. Neither Buyer nor Seller shall be liable to the other for any delay in or failure of performance of their respective obligations hereunder if such performance is rendered impossible or impracticable by reason of fire, explosion, earthquake, drought, embargo, war, riot, act of God or of public enemy, an act of governmental authority, agency or entity, or any other similar contingency, delay, failure or cause, beyond the reasonable control of the party whose performance is affected, irrespective of whether such contingency is specified herein or is presently occurring or anticipated by either party. In the event either party is prevented from fulfilling its obligations under this Agreement because of such a force majeure as described herein, both the Seller and Buyer shall make every reasonable effort to continue to maintain as much as reasonably possible the supplier-customer relationship

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established under this Agreement. However, if Buyer or Seller is unable to meet its obligations hereunder because of the conditions described above and such inability continues for a period of sixty (60) days, the other party shall have the right to terminate this Agreement upon thirty (30) days prior written notice (which will not be effective if the force majeure ceases prior to the expiration of this 30-day period).

15.	Assignment; Applicable Law. This Agreement is not assignable by either party without the written consent of the other party. This Agreement and any matter related in any way to this Agreement will be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws provisions thereof.

16.	Entire Agreement. This Agreement and the terms and conditions referenced in any purchase order issued by Buyer in connection with this Agreement (to the extent not inconsistent with this Agreement) constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and therein, and supersedes and replaces any and all prior agreements, understandings, representations, and promises, whether oral or written, between them with respect to such matters. Both parties agree that the terms and conditions of any Seller quotation, offer, acknowledgment or similar document, however designated, shall not apply.

17.	Waiver. The provisions of this Agreement may be waived, altered, amended, or repealed in whole or in part only upon the written consent of Buyer and Seller. The waiver by either party of any breach of this Agreement shall not be deemed or construed as a waiver of any other breach, whether prior, subsequent or contemporaneous, of this Agreement.

18.	Severability. Invalidation of any of the provisions contained herein, or the application of such invalidation thereof to any person, by legislation, judgment or court order shall in no way affect any of the other provisions hereof or the application thereof to any other person, and the same shall remain in full force and effect, unless enforcement as so modified would be unreasonable or inequitable under all the circumstances or would frustrate the purposes hereof.

19.	Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

20.	Counterparts. Section headings contained herein are for ease of reference only and shall not be given substantive effect. This Agreement may be signed in one or more counterparts, each to be effective as an original.

21.	Testing and Test Reports. Seller shall test each Production Product prior to shipment. Seller will maintain all test reports for Production Products for a period of thirty-six (36) months after shipment, and will promptly provide them to Buyer upon Buyer’s request. Seller’s testing process and test report contents will be subject to Buyer’s approval, which will not be unreasonably withheld, conditioned, or delayed.

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22.	Limitation of Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY, UNDER ANY EQUITY, COMMON LAW, TORT, CONTRACT, ESTOPPEL, NEGLIGENCE, STRICT LIABILITY OR OTHER THEORY, FOR ANY INCIDENTAL, SPECIAL, PUNITIVE, CONSEQUENTIAL OR INDIRECT DAMAGES, OR BUYER’S COST OF PROCUREMENT OF SUBSTITUTE GOODS OR SERVICES. THIS LIMITATION OF LIABILITY SHALL NOT APPLY, HOWEVER, TO (a) ANY AMOUNT THAT IS EXPRESSLY PAYABLE UNDER ANOTHER PROVISION OF THIS AGREEMENT; (b) ANY OBLIGATION UNDER THIS AGREEMENT, AT LAW, OR OTHERWISE, TO INDEMNIFY OR HOLD A PARTY OR OTHER PERSON HARMLESS AGAINST A THIRD PARTY CLAIM; (c) ANY PARTY’S OR PERSON’S CLAIM OF INFRINGEMENT OR MISAPPROPRIATION OF ANY PARTY’S OR PERSON’S INTELLECTUAL PROPERTY RIGHTS; (d) ANY VIOLATION OF AN EXPRESS CONFIDENTIALITY COVENANT; OR (e) PERSONAL INJURY OR PROPERTY DAMAGE.

23.	Compliance with Laws. Both parties will comply with the provisions of all applicable laws and regulations from which liability may accrue to the other party for any violation thereof.

24.	Confidentiality of Agreement. When a party has disclosed this Agreement to potential investors and/or inquirers, that party will notify the other party of the identity of the investor and/or inquirer to whom this Agreement has been disclosed. Except with respect to potential investors and/or acquirers that have agreed in writing to maintain the terms of this Agreement in confidence, the terms of this Agreement as well as its existence shall be kept confidential and not disclosed by either party without the express written consent of the other party, or unless required by law or governmental or judicial order, in which case the party will give the other party prompt notice of any such requirement or order (if permitted by law) and each party will cooperate in good faith with the other party’s efforts if any to obtain confidential treatment, a protective order, or other reasonable means to maintain the confidentiality of this Agreement.

25.	Branding, Trademarks, and Copyright. Except as required under law, nothing in this Agreement authorizes Buyer to use any name, trademark, trade dress, or other designation or mark that belongs to, or to a reasonable person in the relevant market for the Products would identify, Seller. Buyer is not licensed to use any marketing collateral or other works of authorship that belong to Seller, regardless whether related to the Products. Unless otherwise agreed by Seller in writing, Buyer shall resell the Products under Buyer’s brand, product names, and marks, and shall generate and use its own marketing collateral, developed independently of Seller and Seller’s materials.

26.	Licenses.

a.

As between the parties, Seller shall own all rights, title and interest in and to the Products except as otherwise provided in the “Phase II Development and Phase III Feasibility Study Agreement” dated January 22, 1999 and the “Phase III Product Development Agreement” dated September 1, 2001. If this Agreement is terminated by Buyer pursuant to Section 10 Seller hereby grants to Buyer, effective as of such termination date, a non-exclusive,

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worldwide, royalty-bearing license (including the right to sublicense only to Buyer’s wholly owned subsidiaries) to make, have made, use and/or sell the Products. The license granted by the preceding sentence shall only be effective for eighteen (18) months beginning on the effective date of the termination, and Buyer shall pay a royalty to Seller of (A) [ * ] per delivered megajoule per published rating by Seller for each Product designated by Seller as a “Phase II Product,” and (B) [ * ] per kVA for each Product designated by Seller as a “Phase III Product.”

b.	Each of Buyer and Seller grants to the other party an irrevocable, perpetual, non-exclusive, worldwide, royalty-free license (including the right to sublicense only to that party’s wholly owned subsidiaries) to make, have made, use, sell and otherwise exploit, during and after the term of this Agreement, any modifications, improvements, inventions, know-how, ideas, or suggestions made with respect to the other party’s Proprietary Information by that party’s employees or contractors who have had access to such Proprietary Information. If something ceases to be Proprietary Information pursuant to Section 25 above, any license granted with respect thereto while such information was Proprietary Information will be unaffected.

27.	Parts Support. During this Agreement or following any termination hereof, other than termination by Seller due to a breach by Buyer, Seller shall provide, or at its option shall cause to be provided, such quantities of Spare Part Products to Buyer as Buyer may request from time to time for a period of five (5) years after the last shipment made by Seller under this Agreement of a Production Product that uses the requested Spare Part Product. Seller shall provide such Spare Part Products at a price not to exceed Seller’s then-current prices provided to other customer under similar terms and conditions, provided that such Spare Part Products are reasonably and commercially available to Seller. If for any reason Seller is unable to provide Spare Part Products to Buyer pursuant to its obligation under Section 27, then Seller grants to Buyer a non-exclusive, perpetual, worldwide, royalty-bearing license to make, have made, use, and sell those particular Spare Part Products using Seller’s proprietary designs. The foregoing license is subject to a royalty of [ * ] of the applicable price set forth in Seller’s most current catalog or price list for those Spare Part Products.

28.	This Agreement hereby supersedes and replaces that certain Phase II and Phase III Purchase Agreement entered into by and between Buyer and Seller having an effective date as of January 1, 2000, and any subsequent Amendments.

*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives as of the date first set forth above.

CATERPILLAR INC. (“Buyer”)		ACTIVE POWER, INC. (“Seller”)

By:	/s/ Dan Murphy	By:	/s/ Jim Clishem
Name:	Dan Murphy	Name:	Jim Clishem
Title:	Vice President Global Purchasing	Title:	President & Chief Executive Officer

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EXHIBIT A

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*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.

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EXHIBIT B: PRICE INCREASE PROCESS

This process will be used whenever Seller requests a price increase for a Product listed in Exhibit A, including changes to these Products that do not require a new part number to be released.

1.	On the date Seller requests a price increase, Seller will submit to Buyer the proposed price increase, the Effective Date of the price increase, and data related to the material or component cost drivers that are prompting Seller to propose the price increase (The price increase Effective Date shall not be less than 60 days from the date this data is received by Buyer). Seller is not obligated to share any data that it or a third party may consider confidential, and may instead provide a non-confidential summary of that data; however, Buyer must be able to correlate the data using industry standard material cost indexes. This data may include, for example,

a.	3rd party supplier invoices illustrating the increase in material costs, labor or service charges.

b.	Increased material content (bill of material) or labor requirements, and the costs of the added requirements.

c.	Commodity prices at the time of the previous quote, and the content within Product.

d.	Commodity prices at the current time, and the content within Product.

2.	Buyer will review and validate the information submitted by Seller. For component cost increases that can not be correlated to industry standard material cost indexes, both Buyer and Seller will work together to try and offset the component increase by:

a.	Jointly meeting with the supplier(s) causing the component cost increase to investigate cost reduction/avoidance ideas

b.	Investigating other components with the Product for possible cost reduction ideas

3.	If an agreement is reached on the price increase, then Exhibit A will be amended in writing and such new prices will be implemented on the Effective Date, or as otherwise mutually agreed to by Buyer and Seller. No retroactive price increases will be allowed.

4.	If no agreement is reached on the proposed price increase prior to the Effective Date, then,

a.	Seller will have the option for ten (10) days to notify Buyer in writing that Seller has withdrawn its proposal for a price increase;

b.	If Seller does not exercise its option to withdraw its price increase proposal, then the price increase as proposed by Seller will take effect on the Effective Date. If the price increase takes effect without Buyer’s written consent, then Buyer will have the option during the period of ten (10) days after the Effective Date: (i) terminate this Agreement in its entirety by giving Seller ninety (90) days written notice; or (ii) cancel the part numbers and all orders for Product affected by this price increase.

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EXHIBIT C: CATERPILLAR STANDARD LIMITED WARRANTY

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EXHIBIT C (continued)

Limitations

Caterpillar is not responsible for:

- Failures resulting from any use or installation which Caterpillar judges improper.
- Failures resulting from attachments, accessory items and parts not sold or approved by Caterpillar.
- Failures resulting from abuse, neglect and/or improper repair.
- Failures resulting from user's delay in making the product available after being notified of a potential product problem.
- Failures resulting from unauthorized repair or adjustments, and unauthorized fuel-setting changes.
- Damage to parts, fixtures, housings, attachments, and accessory items that are not part of the engine or electric power generation product (including any products of other manufacturers packaged and sold by Caterpillar).
- Repair of components sold by Caterpillar that is warranted directly to the user by their respective manufacturer. Depending on type of application, certain exclusions may apply. Consult your Caterpillar dealer for more information.

For products operating outside of Australia, Fiji, Nauru, New Caledonia, New Zealand, Papua New Guinea, the Solomon Islands and Tahiti, the following is applicable:

NEITHER THE FOREGOING EXPRESS WARRANTY NOR ANY OTHER WARRANTY BY CATERPILLAR, EXPRESS OR IMPLIED, IS APPLICABLE TO ANY ITEM CATERPILLAR SELLS WHICH IS WARRANTED DIRECTLY TO THE USER BY ITS MANUFACTURER.

THIS WARRANTY IS EXPRESSLY IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, EXCEPT CATERPILLAR EMISSION-RELATED COMPONENTS WARRANTIES FOR NEW ENGINES, WHERE APPLICABLE. REMEDIES UNDER THIS WARRANTY ARE LIMITED TO THE PROVISION OF MATERIAL AND SERVICES, AS SPECIFIED HEREIN.

CATERPILLAR IS NOT RESPONSIBLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES.

CATERPILLAR EXCLUDES ALL LIABILITY FOR OR ARISING FROM ANY NEGLIGENCE ON ITS PART OR ON THE PART OF ANY OF ITS EMPLOYEES, AGENTS OR REPRESENTATIVES IN RESPECT OF THE MANUFACTURE OR SUPPLY OF GOODS OR THE PROVISION OF SERVICES RELATING TO THE GOODS.

IF OTHERWISE APPLICABLE, THE VIENNA CONVENTION (CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS) IS EXCLUDED IN ITS ENTIRETY.

For personal or family use engines or electric power generation products, operating in the USA, its territories and possessions, some states do not allow limitations on how long an implied warranty may last nor allow the exclusion or limitation of incidental or consequential damages. Therefore, the previously expressed exclusion may not apply to you. This warranty gives you specific legal rights and you may also have other rights, which vary by jurisdiction. To find the location of the nearest Caterpillar dealer or other authorized repair facility, call (800) 447-4986. If you have questions concerning this warranty or its applications, call or write:

In USA and Canada: Caterpillar Inc., Engine Division, P.O. Box 610, Mossville, IL 61552-0610, Attention: Customer Service Manager, Telephone (800) 447-4986. Outside the USA and Canada: Contact your Caterpillar dealer.

For products operating in Australia, Fiji, Nauru, New Caledonia, New Zealand, Papua New Guinea, the Solomon Islands and Tahiti, the following is applicable:

THIS WARRANTY IS IN ADDITION TO WARRANTIES AND CONDITIONS IMPLIED BY STATUTE AND OTHER STATUTORY RIGHTS AND OBLIGATIONS THAT BY ANY APPLICABLE LAW CANNOT BE EXCLUDED, RESTRICTED OR MODIFIED ("MANDATORY RIGHTS"). ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED (BY STATUTE OR OTHERWISE), ARE EXCLUDED.

NEITHER THIS WARRANTY NOR ANY OTHER CONDITION OR WARRANTY BY CATERPILLAR, EXPRESS OR IMPLIED (SUBJECT ONLY TO THE MANDATORY RIGHTS), IS APPLICABLE TO ANY ITEM CATERPILLAR SELLS WHICH IS WARRANTED DIRECTLY TO THE USER BY ITS MANUFACTURER.

TO THE EXTENT PERMITTED UNDER THE MANDATORY RIGHTS, IF CATERPILLAR IS THE SUPPLIER TO THE USER, CATERPILLAR'S LIABILITY SHALL BE LIMITED AT ITS OPTION TO (a) IN THE CASE OF SERVICES, THE SUPPLY OF THE SERVICES AGAIN OR THE PAYMENT OF THE COST OF HAVING THE SERVICES SUPPLIED AGAIN, AND (b) IN THE CASE OF GOODS, THE REPAIR OR REPLACEMENT OF THE GOODS, THE SUPPLY OF EQUIVALENT GOODS, THE PAYMENT OF THE COST OF SUCH REPAIR OR REPLACEMENT OR THE ACQUISITION OF EQUIVALENT GOODS.

CATERPILLAR EXCLUDES ALL LIABILITY FOR OR ARISING FROM ANY NEGLIGENCE ON ITS PART OR ON THE PART OF ANY OF ITS EMPLOYEES, AGENTS OR REPRESENTATIVES IN RESPECT OF THE MANUFACTURE OR SUPPLY OF GOODS OR THE PROVISION OF SERVICES RELATING TO THE GOODS.

CATERPILLAR IS NOT LIABLE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES UNLESS IMPOSED UNDER MANDATORY RIGHTS.

IF OTHERWISE APPLICABLE, THE VIENNA CONVENTION (CONTRACTS FOR THE INTERNATIONAL SALE OF GOODS) IS EXCLUDED IN ITS ENTIRETY.

This warranty covers every major component of the products. Claims under this warranty should be submitted to a place of business of a Caterpillar dealer or other source approved by Caterpillar. For further information concerning either the location to submit claims or Caterpillar as the issuer of this warranty, write Caterpillar Inc., 100 N.E. Adams St., Peoria, IL USA 61629.

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EXHIBIT D: UPS STORAGE GUIDELINES – TIBU4855-00

Introduction

The problem that is identified below does not have a known permanent solution. Until a permanent solution is known, use the solution that is provided below.

Problem

The vacuum pump has incurred an early hour failure due to one or more of the following results:

z	improper procedure for storage

z	improper setup procedure

z	improper troubleshooting procedure

Solution

The following procedures will provide enhanced information regarding the vacuum pump:

z	procedure for storage

z	setup procedure

z	troubleshooting procedure

Procedure for Storage

Normal Operating Range

Minimum temperature ... 0 °C (32 °F)

Maximum temperature ... 40 °C (104 °F)

Range of Humidity Minimum Humidity “Non-condensing”... 5% Maximum Humidity “Non-condensing” ... 95%

The vacuum pump has the following specifications for short term storage:

Short Term Temperature Range Minimum temperature ... –25 °C (–13 °F) Maximum temperature ... 70 °C (158 °F)

Short Term Range of Humidity Minimum Humidity “Non-condensing” ... 65% Maximum Humidity “Non-condensing”... 95%

Short Term Storage - Short Term defines the storage period of two months or less.

Short Term conditions cover the time when the equipment is in transit from the factory to the dealer or from the dealer to the customer site. The system should be stored under short term conditions for only two months or less.

The vacuum pump has the following specifications for long term storage:

Long Term Temperature Range Minimum temperature ... 0 °C (32 °F) Maximum temperature ... 40 °C (104 °F)

Long Term Range of Humidity Minimum Humidity “Non-condensing” ... 5% Maximum Humidity “Non-condensing” ... 95%

Long Term Storage - Long Term defines the storage period of three to twelve months.

The system can be stored under long term conditions without any additional concerns. If the UPS is stored longer than one year, you will need to change the oil for the vacuum pump. Thereafter, change the oil in the vacuum pump annually. After completing the oil change for the vacuum pump, you will need to energize the vacuum pump. Operate the vacuum pump for four hours. Operation of the pump will ensure proper lubrication of the seals for the vacuum pump.

The vacuum pump is shipped from Service Parts without oil. Therefore, you are not required to change the oil for the vacuum pump for any inventory from service parts.

Do not utilize a vacuum pump that has exceeded specifications for storage of the vacuum pump. Do not utilize a vacuum pump that has exceeded the operational environmental specifications of the vacuum pump. The vacuum pump must be replaced. The replacement cost of the vacuum pump is not a warrantable repair.

Setup Procedure

The vacuum pump has a tamperproof label. This prohibits the service technician from utilizing a 120 VAC source to begin the process for vacuum draw on the flywheel during the commissioning procedure. A tamperproof label that is corrupted will void any warranty claim that is associated with the vacuum pump.

To operate the vacuum pump prior to commissioning the system, temporarily disconnect the 240 VAC internal wiring to the receptacle on the right side of the pump. Connect a 240 VAC line cord from an external source. Ensure that you have removed the external 240 VAC source prior to energizing the input terminals.

Refer to the appropriate Operation and Maintenance Manual when you perform the following procedures:

z	commissioning of the UPS

z	replacement (field service) of the vacuum pump

z	installation of bearings for the flywheel

In addition, perform the following operations:

z	When you change the bearing retainers in order to install bearings, complete the procedure in a timely manner. Installation of the bearings in place of the bearing retainers should be completed prior to energizing the vacuum pump. Efficient installation will minimize any possible contamination of the chamber for the flywheel. Efficient installation should decrease the time that is required to create an acceptable vacuum level within the chamber for the flywheel.

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z	Do not use a 120 VAC source to begin the vacuum draw on the flywheel.

z	Remove any externally connected 240 VAC source from the vacuum pump.

z	Perform a thorough inspection of the vacuum lines and connection points. Look for any possible discrepancies that could result in a vacuum leak.

z	Verify that the vacuum pump has clean, fresh oil. Verify that the oil for the vacuum pump is filled to the appropriate level. Use 190-8487 Vacuum Pump Oil for the vacuum pump. The pump capacity is 0.7 liters. The capacity of the container for the oil (service parts) is 1.0 liter.

z	Do not overfill the reservoir for the vacuum pump. Overfilling the reservoir will cause the following results: misting oil from the vacuum pump, contamination of the interior of the UPS and the appearance of a leaking vacuum pump.

z	The vacuum pump is equipped with two control switches. One switch controls the gas ballast. The other switch controls the operation mode of the vacuum pump. For normal operation of the vacuum pump, turn the gas ballast switch to the Closed position (“O”). The switch for the mode selector is in the Full Clockwise position.

z	Remove the air bubbles from the vacuum system by turning the switch for the ballast from the 0 position to the II position. The switch for the ballast is located on the top middle of the pump behind the exhaust port. Run the pump for 1 hour. Return the switch for the ballast to the 0 position and allow the pump to pull a vacuum.

z	For systems that have been in dealer storage with an age equal to or exceeding 12 months, lubricate the O-ring seal of the polymer elbow. The O-ring is located on the suction side of the vacuum pump. Utilize 6V-2055 Grease for the O-ring.

NOTICE

Use rubber gloves when handling the o-ring. Do not use bare hands.

Troubleshooting Procedure

A properly sealed flywheel with a properly operating vacuum pump will yield a minimum reading for the vacuum of 35 millitorr within three hours of operation.

If the results of your troubleshooting indicate that the fault actually resides with the vacuum pump, perform a “Dead Head” test on the vacuum pump. To perform the “Dead Head” test, you will require the following service tool:

z	295-5408 Sensor Kit (“Dead Head”)

1.	Verify that the system is in bypass mode. Verify that the flywheel is disengaged. Refer to the appropriate Systems Operation, Testing and Adjusting.

2.	De-energize the vacuum pump.

3.	Disconnect the input vacuum hose and the 90 degree elbow assembly between the flywheel and the right side of the vacuum pump.

4.	Connect the 295-5409 Adapter Plate into the fitting for the vacuum pump. See Step 3.

5.	Connect the 200-8452 Vacuum Sensor to the 295-5409 Adapter Plate .

6.	Disconnect the wiring harness for the flywheel installed vacuum sending unit at the flywheel.

7.	Connect the wiring harness from Step 6 to the test 200-8452 Vacuum Sensor .

8.	For a single module unit, connect your laptop computer to the RS-232 connector that is located on the “I/O” board. For a multiple module unit, connect your laptop computer to the RS-232 connector that is located on the “PCI” board.

9.	Start the UPSView program. Establish communications.

10.	Select the appropriate telemetry tile in order to view the “Vacuum Gauge”.

11.	Energize the vacuum pump.

12.	Monitor the reading of vacuum pressure via UPSView.

13.	An acceptable reading for the vacuum pump is 10 millitorr or less. If the vacuum pump produces a reading greater than 10 millitorr, replace the pump.

14.	Upon completion of the “Dead Head” test, return the system back to the original configuration.

15.	Return the system to on-line status. Refer to the appropriate Systems Operation, Testing and Adjusting.

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EXHIBIT E

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*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.

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EXHIBIT F: SHIPPING REQUIREMENTS FOR WARRANTY RECALL PARTS

Packaging Rules:	Return parts must be properly packaged to prevent any shipment damage. The use of original shipping containers is preferred. All PWAs and semiconductor parts must be placed in an ESDS bag when packaged for return shipment.

Shipping Rules:	Domestic*	Standard Ground Freight No Overnight Shipments*** No Collect Shipments

	International**	Standard Air Freight No Overnight Shipments*** No Collect Shipments

Notes:

* All domestic parts returns must be accompanied by a Parts Return Tag.

** International parts returns must be accompanied by a copy of the warranty order. All international parts shipments must be claimed as a warranty replacement part to avoid importation fees.

*** Overnight shipping will not be accepted without prior written approval from Active Power’s Service Manager, Director of Service, or VP of Service.

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EXHIBIT G

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*	Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portion.

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